Exhibit 10.5
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into as of February 10, 2006, between the Federal Home Loan Bank of Des Moines (the “Bank”) and James E. Huston (“Executive”).
     A. The Bank currently has a vacancy in the office of Chief Financial Officer, and the Board of Directors of the Bank (the “Board”) has commenced a search to fill that position.
     B. The Board has determined that, until a permanent Chief Financial Officer is identified, hired, and assumes office, it would be in the best interests of the Bank to fill that position on an interim basis.
     C. Executivehas held significant positions of leadership within the banking and financial industries.
     D. The Bank and Executive wish to establish certain terms and conditions of Executive’s employment.
     NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration the sufficiency and receipt of which is stipulated, the parties therefore agree as follows:
1. Employment. The Bank employs Executive, and Executive accepts employment, on the terms and conditions contained in this Agreement. Executive shall serve as the Chief Financial Officer during the term of employment set forth in Section 2 below. Executive shall report to the Acting President and Chief Executive Officer and his primary functions and major areas of accountability are set forth in Exhibit A hereto. During the term of this Agreement, Executive agrees to devote his full attention and working time to the business and affairs of the Bank. Notwithstanding this Agreement, the parties agree that Executive is an employee-at-will and serves at the pleasure of the Board.
2. Term. The term of this Agreement commenced on February 10, 2006. Unless modified by mutual agreement of the parities or terminated pursuant to Section 6 below, the term of this Agreement will continue until the Bank’s registration of a class of its equity securities on Form 10 with the Securities and Exchange Commission becomes effective (“Term”); provided, however, the Bank shall have the option of extending this Agreement for a period of 30 days beyond the Term by giving prior notice to Executive before the Term otherwise would end. Notwithstanding the foregoing, this Agreement will immediately terminate as of the date the Board of Directors hires a new Chief Financial Officer and such person assumes his or her duties.

3. Compensation.
     3.1 Salary and Benefits. During the Term, the Bank shall pay Executive a salary of Forty Thousand Dollars ($40,000) per month, less all amounts required by law to be withheld, deducted, or collected. Said salary will be paid in installments on regular payroll days applicable to other employees of the Bank. This salary amount shall be due Executive in the event that Executive does not serve the entire Term, where such failure to serve the entire Term is due to the fact that a permanent Chief Financial Officer of the Bank other than Executive has been hired and has assumed office during the Term. If this Agreement is renewed for an additional 30 day period in accordance with Section 2, Executive shall be paid a salary of Forty Thousand ($40,000) for such period less all amounts required by law to be withheld, deducted, or collected, payable in installments on regular payroll days applicable to other employees of the Bank. In connection with any such renewal, the salary amount due for any such 30 day period shall be due Executive in the event that Executive does not serve the entire 30 day period where such failure to serve the Renewal Term is due to the fact that a new Chief Financial Officer of the Bank (other than Executive) has been hired and has assumed office during the Renewal Term. Executive shall be entitled to make contributions to the Pentegra Defined Contribution Plan during the term of this Agreement and authorizes the Bank to deduct any contributions to such Plan from the salary amount due Executive during the term hereof; provided, however, that the Bank shall not be required to make any contributions to such Plan on Executive’s behalf at any time as a result of providing such opportunity to Executive pursuant to this Agreement. In addition, Executive may enroll in the Bank’s flexible spending reimbursement plan in accordance with the terms and conditions thereof during the term of this Agreement and authorizes the Bank to deduct any contributions to such plan from the salary amount due Executive.
     3.2 Business Expense Reimbursement. The Bank will reimburse Executive for necessary, customary, and reasonable living, business, and travel expenses incurred by Executive that are related to his employment with the Bank, in accordance with Bank policies.
     3.3 No other Benefits. Except as specifically set forth in Sections 3.1 and 3.2 Executive shall have no rights to any salary, bonuses, incentive compensation, employee benefits, severance, or other compensation, benefits, fringe benefits, or payments from the Bank. The Executive understands and agrees that he shall not be eligible to participate in the Gainsharing Plan or the Long Term Incentive Compensation Plan. In addition, except as provided in Section 3.1, the Executive shall not make contributions to, and waives any right he may have to, the Pentegra Defined Benefit Plan for Financial Institutions, and the Benefit Equalization Plan from the salary payments described in Sections 3.1 of this Agreement.
4. Confidentiality. Executive shall follow and be governed by all existing laws, regulations and Bank policies regarding the unauthorized disclosure or dissemination of the Bank’s Confidential Information. Executive acknowledges that the existing laws, regulations and Bank policies regarding the unauthorized disclosure or dissemination of Confidential Information may change and, to the extent they do change, Executive agrees to follow and be governed by such changed laws, regulations and policies. As used in this Section, “Confidential Information” shall mean any information relating to the business or affairs of the Bank or its customers, including, but not limited to, information relating to financial statements, identities of members and potential members, employees, suppliers, software tools, business methods, equipment, programs, methodologies, strategies and information, analyses, reports, models, calculations, profit margins, exam findings, Board of Directors’ matters, or other proprietary information used by the Bank in connection with its business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Executive or that Executive is required to produce in accordance with applicable law. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Bank.
5. Disclosure of Conflicts of Interest. Executive represents and warrants to the Bank that Executive has no current commitments or obligations that will conflict or otherwise interfere with Executive’s ability to perform the services described in this Agreement, or that will conflict or interfere with the rights or interests of the Bank. During the term of this Agreement, Executive will disclose to the Bank any circumstance or activity that could result in any such conflict of interest.
6. Termination. Either party may terminate this Agreement for any reason at any time. Upon termination of this Agreement, the Bank will be liable to Executive only for salary and other amounts payable under this Agreement that accrue before the effective date of termination, unless the Executive’s employment terminates because the Bank hires a permanent Chief Financial Officer, in which case Executive shall receive the entire salary for the Term.
7. Insurance and Indemnity. During the term of this Agreement, the Bank shall, to the extent permitted by applicable law and regulations, include Executive under any director and officer liability insurance policy maintained for its directors and officers, with coverage at least as favorable to Executive in amount and every other material respect as the coverage afforded to other executive officers covered thereby. The Bank shall indemnify and hold Executive harmless to the fullest extent authorized by the Bank’s Bylaws. The Bank’s obligation to provide insurance and indemnify Executive under this Section 7 shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of Executive acting in his capacity as Interim Chief Financial Officer of the Bank during the period of his employment under this Agreement.
8. Miscellaneous.
     8.1 Neither party may assign any of its rights or obligations under this Agreement without the prior written approval of the other party.
     8.2 This Agreement is subject to applicable provisions of the Federal Home Loan Bank Act and regulations of the Federal Housing Finance Board. With respect to matters not covered by the Federal Home Loan Bank Act or regulations of the Federal Housing Finance Board, this Agreement shall be interpreted in accordance with the laws of the State of Iowa, without regard to its conflict of laws. Any lawsuit between the parties arising out of this Agreement shall be brought in the Iowa District Court in and for Polk County, or in the United States District Court,

Southern District of Iowa, Central Division, if appropriate federal jurisdiction exists. The language of this Agreement shall be construed as a whole according to its fair meaning.
     8.3 This Agreement sets forth the entire agreement between the parties related to Executive’s employment by the Bank, and supersedes any and all prior representations, proposals, discussions, communications or agreements, written or otherwise, between the parties with respect thereto. No amendment of any provision of this Agreement will be effective unless set forth in a written instrument signed by both parties.
     8.4 No provision in this Agreement shall be deemed waived unless such waiver is in a written form, signed by Executive and the Chairman of the Bank.
     8.5 All notices required or permitted under this Agreement shall be in writing addressed to the respective parties as set forth herein.
     8.6 This Agreement may be executed in counterparts.
     8.7 It is understood and agreed that if any provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions of this Agreement shall nevertheless continue to be fully valid and enforceable.
     8.8 Executive acknowledges that he has read and understands this Agreement and all of the provisions hereof, and that adequate opportunity has been afforded Executive to consult with his own legal counsel before signing this Agreement.
     Executed as of the date first above written.

BANK:		EXECUTIVE:

FEDERAL HOME LOAN BANK OF		James E. Huston
DES MOINES
By:	/s/ Neil N. Fruechte	/s/ James E. Huston

(Signature)
Address: 907 Walnut Street		Address: 3870 N A1A #701
	Des Moines, IA 50309	Fort Pierce, FL 34949

EXHIBIT A
     This Exhibit A to the Employment Agreement (the “Agreement) by and between the Federal Home Loan Bank of Des Moines (the “Bank”) and James E. Huston (“Executive”) sets forth what will be the Executive’s primary functions and major areas of accountability during his employment as the Bank’s Chief Financial Officer and supplements the more general duties and responsibilities as described in paragraph 1 of the Agreement.
Primary Function:
     To provide direction and leadership to the Bank and Bank staff toward achievement of the Bank’s restatement of its financial statements and the effective registration of a class of the Bank’s equity securities on Form 10 with the Securities and Exchange Commission.
Major Accountabilities:
•	Leads, directs and manages the Accounting division, including the accounting and financial reporting departments.

•	Participates as a member of the senior management team.

•	Acts as a management representative at Board meetings and a Bank liaison to the Finance Board on issues related to functional responsibilities of the division.

•	Advises the Acting President and Chief Executive Officer on matters related to functional areas of responsibilities.

•	Performs other duties as assigned.

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